Exhibit 2.2

AMENDMENT

This AMENDMENT (the “Amendment”) to the AGREEMENT AND PLAN OF MERGER by and among PMC-Sierra, Inc., Rosewood Acquisition Corp., Wintegra, Inc. and Concord (k.t.) Venture Management Ltd., as Stockholders’ Agent dated as of October 21, 2010 (the “Merger Agreement”), by and among PMC-Sierra, Inc., a Delaware corporation (“Parent”), Rosewood Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Wintegra, Inc., a Delaware corporation (the “Company”), and Concord (k.t.) Venture Management Ltd., as Stockholders’ Agent (the “Stockholders’ Agent”) is made as of November 18, 2010.

PRELIMINARY STATEMENTS

WHEREAS, Parent, Merger Sub, the Company, and the Stockholders’ Agent desire to amend certain provisions contained in the Merger Agreement,

WHEREAS, Parent has consented to the taking of certain actions by the Company on condition of the adoption of the amendments to the Merger Agreement contemplated hereby,

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the definitions assigned to such terms in the Merger Agreement.

Section 1.02 Amendments.

(a)	Section 1.11(b) of the Merger Agreement is hereby amended to add the following sentence at the end thereof:

Parent shall deduct from the amount delivered to the Paying Agent pursuant to this Section 1.11(b) an amount equal to the sum of (i) the aggregate exercise price of all Vested Company Options (including, all amounts due and payable (including principal balance and interest) under any promissory notes made by any Company Holder in connection with such Company Holder’s exercise of such Company Holder’s Vested Company Options) plus (ii) 25% of the aggregate exercise price of all Company Warrants.

[Amendment to Merger Agreement]

(b)	Section 1.11(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(d) Conversion Schedule. No later than two (2) Business Day prior to the expected Closing Date, the Company shall deliver to Parent a schedule (the “Final Conversion Schedule”) showing: (i) for each Company Holder, as of the Closing Date: (A) (1) the name and mailing address of such Company Holder, (2) whether such Company Holder is a current or former employee of the Company or of a non-Israeli subsidiary of the Company, and if so the name of the entity by which such Company Holder is employed, (3) whether such Company Holder is or has ever been employed by Wintegra Ltd. or another Israeli subsidiary of the Company, and, (4) with respect to any Company Holder that is a current or former employee of the Company or any non-Israeli subsidiary of the Company (x) whether, to the Knowledge of the Company, the Company or any subsidiary of the Company has ever paid such Company Holder in Israel or made withholdings on (or made reports with respect to) payments made to such Company Holder for Israeli Taxes and (y) whether such Company Holder holds 10% or more of the voting power of the Company (including for this purpose all shares held or issuable upon exercise of options, warrants or other securities (whether vested or unvested) of the Company, (B) the number and class of shares of Company Capital Stock held, whether such shares are certificated or uncertificated (and if such shares are certificated, the certificate number), whether such shares were obtained upon exercise of a Company Option (and, if so, the grant date and exercise date of such Company Option, whether such Company Option was an incentive stock option (as defined in Section 422 of the Code) and whether such Company Option was granted to such Company Holder only in connection with such Company Holder’s employment with the Company or any non-Israeli subsidiary of the Company) and whether such shares are held or controlled by the 102 Trustee, (C) the number of shares and class of shares of Company Capital Stock subject to each Company Option, the exercise price per share, whether such Company Option is held or controlled by the 102 Trustee and, with respect to Unvested Company Options, the vesting schedules thereof, (D) the number and class of shares of Company Capital Stock subject to each Company Warrant held, the exercise price per share, the number of shares of Company Preferred Stock issuable upon exercise of such Company Warrant in accordance with Section 1.10(d) hereof, and the Conversion Ratio applicable to any Preferred Stock issuable on exercise of such Company Warrant, (E) a calculation of the amount payable to such Company Holder on the Effective Date (I) pursuant to Sections 1.9(a) and 1.10 in respect of shares of Company Capital Stock, and (II) pursuant to Section 1.10(c) in respect of Vested Company Options, (F) the amount required to be repaid to the Company by such Company Holder in respect of any promissory note made by such Company Holder in connection with the exercise of such Company Holder’s Company Options, (G) the number of Parent Options issuable to each holder of Unvested Company Options,

[Amendment to Merger Agreement]

and (H) such Company Holder’s Proportionate Indemnification Share of the Escrow Amount, (ii) an updated good faith itemized estimate of Company Fees and Expenses at the Closing (together with reasonable backup documentation in connection therewith), and (iii) an updated good faith itemized estimate of Indebtedness of the Company and the Company Subsidiaries at the Closing. An officer of the Company shall certify that the Final Conversion Schedule correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Conversion Schedule together with such certification to Parent at or prior to Closing.

(c)	Section 8.5(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The Company Holders, by approving this Agreement and the transactions contemplated hereby, irrevocably appoint and constitute Concord (k.t.) Venture Management Ltd. as the Stockholders’ Agent for and on behalf of the Company Holders to execute and deliver this Agreement and the Escrow Agreement and for all other purposes hereunder and thereunder, to give and receive notices and communications, to authorize delivery to Parent of the applicable portion of the Escrow Fund in satisfaction of claims by Parent Indemnified Persons, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with Section 7.4 and Section 7.5 of this Agreement, and the Escrow Agreement, to make and settle determinations and calculations with respect to distributions and allocations of the Aggregate Merger Consideration hereunder, including without limitation, the Shareholder Earnout Amount and amounts to be distributed out of the Escrow Fund, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of any or all of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to all of the Indemnifying Persons and to Parent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services, unless and to the extent otherwise determined, from time to time, by (i) the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to all of the Indemnifying Persons and to Parent and (ii) Indemnifying Persons holding, or that have held as of immediately prior to the Effective Date, shares of Company Common Stock and Preferred Stock that would have been sufficient to adopt this Agreement and the Merger in accordance with the

[Amendment to Merger Agreement]

provisions of Delaware Law and the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Date. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Indemnifying Persons. Notwithstanding the foregoing, the Stockholders’ Agent shall not be deemed to represent or act on behalf of any Company Holder or Earnout Holder with respect to the Tax or other individual matters of such Company Holder, and a notice in this respect to the Stockholders’ Agent shall not be deemed to be a notice to such Company Holder.

ARTICLE II

MISCELLANEOUS

Section 2.01 Full Force and Effect. Except as specifically provided by this Amendment, the Merger Agreement shall remain in full force and effect. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties hereto under the Merger Agreement.

Section 2.02 Governing Law. THIS AMENDMENT AND ANY AND ALL CLAIMS ARISING OUT OF THIS AMENDMENT OR THE NEGOTIATION OR PERFORMANCE OF THIS AMENDMENT, IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Amendment or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; and (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 2.03 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 2.04 Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[Amendment to Merger Agreement]

Section 2.05 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 2.06 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

Section 2.07 Facsimile Signature. This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

[Signature Page Follows]

[Amendment to Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Stockholders’ Agent have caused this Amendment to the Merger Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PMC-Sierra, Inc.

By:	/s/ Gregory S. Lang

Name:	Gregory S. Lang

Title:	President and Chief Executive Officer

Rosewood Acquisition Corp.

By:	/s/ Ra’ed Elmurib

Name:	Ra’ed Elmurib

Title:	President

Wintegra, Inc.

By:	/s/ Jacob (Kobi) Ben-Zvi

Name:	Jacob (Kobi) Ben-Zvi

Title:	President and Chief Executive Officer

Concord (k.t.) Venture Management Ltd.
As Stockholders’ Agent

By:	/s/ Yair Safrai, /s/ Yaron Rosenboim

Name:	Yair Safrai;	Yaron Rosenboim

Title:	General Partner;	Chief Financial Officer

[Amendment to Merger Agreement]